EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Second Quarter Results

RACINE, Wis., May 05, 2023 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher sales and increased net income versus prior year for the Company’s second fiscal quarter ending March 31, 2023.

“Supply chain challenges have significantly improved, and we continue to work hard to fill customer orders in our Fishing business. Diving continues to benefit from an increase in travel. Conversely, our Camping and Watercraft Recreation businesses are experiencing softer markets as they stabilize after high growth experienced during the pandemic,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Looking ahead, while we continue to monitor consumer demand and navigate uncertainties in the marketplace, we remain focused on sustaining innovation leadership for the growth and success of our brands.”

SECOND QUARTER RESULTS
Total Company net sales in the second quarter increased 7 percent to $202.1 million compared to $189.6 million in the prior year second fiscal quarter. Key contributing factors include:

  Fishing sales increased by 20 percent, driven primarily by price increases and improved supply and component availability which allowed for fulfillment of orders driven by solid customer demand
  Increased product availability in the current year, as well as continued growth in global travel post-pandemic helped Diving sales increase by 12 percent over the prior year second quarter
  Camping revenue decreased 28 percent, due to high retail inventories and a decline in consumer spending
  Watercraft Recreation revenue declined 44 percent, reflecting significant reductions in the overall market

Total Company operating profit was $11.4 million for the second fiscal quarter versus $15.4 million in the prior year second quarter. Gross margin was 37.3 percent, compared to 36.2 percent in the prior year quarter. The margin improvement was due primarily to price increases and efficiencies from increased sales volumes. Operating expenses of $63.9 million rose $10.8 million from the prior year period due primarily to the impact of higher sales volume-driven expenses, as well as higher warranty, compensation, professional services and deferred compensation expenses between quarters.

Profit before income taxes of $19.9 million in the current year quarter increased $6.7 million from the prior year second quarter, driven primarily by a $10.1 million increase in Other (income) expense, net year over year, which more than offset the decline in operating profit. Included in the current quarter other income was a $6.6 million gain on the sale of the Military and Commercial Tents product lines in the Camping segment, which closed on March 17, 2023. Additionally, net investment gains and earnings on the asset related to the Company’s non-qualified deferred compensation plan improved by $3.3 million, fully offsetting the increase in deferred compensation expense in operating expenses above.

Net income for the quarter was $14.9 million, or $1.45 per diluted share, versus $9.9 million, or $0.97 per diluted share in the previous year’s second quarter. The effective tax rate was 25.5 percent compared to 25.1 percent in the prior year second quarter.

YEAR-TO-DATE RESULTS
Fiscal 2023 year-to-date net sales were $380.5 million, an 11 percent increase over last year’s first fiscal six-month period. Total Company operating profit declined to $16.9 million compared to $29.2 million in the prior fiscal year-to-date period. Gross margin declined to 36.3 percent in the first fiscal six months versus 37.7 percent in the prior fiscal year-to-date period. Operating expenses were $121.3 million in the six-month period ending March 31, 2023, an increase of $21.2 million from the first half of the prior year due to the same volume-related and variable costs noted above for the quarter.

Profit before income taxes for the year-to-date period was $28.1 million versus $27.8 million in the first six months of the prior year. Other income increased by $11.3 million helping to offset the decline in operating profit year over year. As noted for the quarter, other income in the current year-to-date period included a $6.6 million gain on the sale of Military and Commercial Tents product lines as well as $2.8 million of gains on deferred compensation plan assets compared to losses of $0.7 million in the prior year-to-date period.

Net income during the first fiscal six months was $20.7 million, or $2.02 per diluted share, versus $20.8 million, or $2.04 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate increased slightly to 26.2 percent in the current year versus 25.3 percent in the prior year six-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $107.6 million as of March 31, 2023. Depreciation and amortization were $7.8 million in the six months ending March 31, 2023, compared to $6.9 million in the prior six-month period. Capital spending totaled $14.0 million in the current year-to-date period compared with $15.7 million in the prior year period. In March 2023, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of April 13, 2023, which was payable April 27, 2023.

“While supply chain conditions have improved, gross margins continued to be impacted by high costs in inventory from inflationary pricing conditions. We remain laser-focused on monitoring demand, evaluating our expense structure, and managing higher-than-normal inventory levels,” said David W. Johnson, Chief Financial Officer. “Our debt-free balance sheet and healthy cash position continue to well-position us to navigate challenging market conditions and provide us with the flexibility and resources necessary to invest in strategic opportunities to strengthen the business and consistently pay dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 5, 2023. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.   Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.   Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 9, 2022, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions and other factors impacting climate change legislation. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.   The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating results	March 31, 2023	April 1, 2022	March 31, 2023	April 1, 2022
Net sales	$202,115	$189,623	$380,452	$343,147
Cost of sales	126,780	121,038	242,338	213,931
Gross profit	75,335	68,585	138,114	129,216
Operating expenses	63,945	53,156	121,252	100,027
Operating profit:	11,390	15,429	16,862	29,189
Interest income, net	(697)	(53)	(1,487)	(108)
Other (income) expense, net	(7,861)	2,272	(9,765)	1,498
Profit before income taxes	19,948	13,210	28,114	27,799
Income tax expense	5,087	3,310	7,374	7,043
Net income	$14,861	$9,900	$20,740	$20,756
Weighted average common shares outstanding - Dilutive	10,198	10,150	10,179	10,142
Net income per common share - Diluted	$1.45	$0.97	$2.02	$2.04

Segment Results
Net sales:
Fishing	$155,341	$129,323	$293,382	$237,679
Camping	13,725	19,167	25,338	33,301
Watercraft Recreation	12,890	23,009	22,548	37,609
Diving	20,308	18,194	39,367	34,685
Other / Eliminations	(149)	(70)	(183)	(127)
Total	$202,115	$189,623	$380,452	$343,147
Operating profit (loss):
Fishing	$17,121	$11,321	$32,693	$27,613
Camping	2,071	5,119	2,824	7,869
Watercraft Recreation	569	3,164	154	4,695
Diving	1,444	1,209	1,457	1,662
Other / Eliminations	(9,815)	(5,384)	(20,266)	(12,650)
Total	$11,390	$15,429	$16,862	$29,189

Balance Sheet Information (End of Period)
Cash and cash equivalents			$107,648	$113,186
Accounts receivable, net			144,600	119,517
Inventories, net			236,671	235,220
Total current assets			496,290	479,155
Total assets			700,882	668,789
Total current liabilities			115,606	119,109
Total liabilities			193,475	194,203
Shareholders’ equity			507,407	474,586

Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600